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                                   EXHIBIT 8.2

                       [ANDREWS & KURTH L.L.P. LETTERHEAD]




                                                        Supplemental Tax Opinion

                               September 24, 2002

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

         Re:      First Horizon Asset Securities Inc.
                  Mortgage Pass-Through Certificates,
                  Series 2002-6

Ladies and Gentlemen:

         We have acted as counsel to First Horizon Asset Securities Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of (a) its Class I-A-1, Class I-A-2, Class I-A-3-I, Class I-A-3-II, Class I-A-4, Class I-A-5, Class I-A-6, Class I-A-7, Class I-A-8, Class I-A-9, Class I-A-R, Class I-A-V-1, Class I-A-V-2, Class I-A-V-Z, Class I-A-Z and Class II-A-1 Mortgage Pass-Through Certificates, Series 2002-6 (the "FTBNA Certificates") to First Tennessee Bank National Association ("FTBNA") pursuant to an underwriting agreement dated as of September 24, 2002, as supplemented by a terms agreement thereto dated as of even date therewith, each by and among First Horizon Home Loan Corporation, a Kansas corporation ("First Horizon"), the Company and FTBNA, and (b) its Class B-1, Class B-2 and Class B-3 Mortgage Pass-Through Certificates, Series 2002-6 (the "J.P. Morgan Certificates" and, together with the FTBNA Certificates, the "Publicly-Offered Certificates") to J.P. Morgan Securities Inc. ("J.P. Morgan") pursuant to an underwriting agreement dated as of September 24, 2002, as supplemented by a terms agreement thereto dated as of even date therewith, each by and among First Horizon, the Company and J.P. Morgan, and (c) its Class B-4, Class B-5 and Class B-6 Mortgage Pass-Through Certificates, Series 2002-6 (the "Privately-Offered Certificates") to J.P. Morgan pursuant to a purchase agreement dated as of September 24, 2002, as supplemented by a terms agreement thereto dated as of even date therewith, each by and among First Horizon, the Company and J.P. Morgan. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the "Certificates." The Certificates will be created pursuant to a pooling and servicing agreement dated as of September 1, 2002 (the "Pooling and Servicing Agreement"), by and among the Company, as Depositor, First Horizon, as Seller and Master Servicer, FTBNA, as Purchaser, and The Bank of New York, as Trustee, and the Certificates will evidence the entire beneficial ownership interest in a trust fund, the assets of which will consist primarily of first lien, single family residential mortgage loans.

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         The Publicly-Offered Certificates have been registered by means of a
Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), under File No. 333-73524 which Registration Statement was declared effective by the Securities and Exchange Commission on March 22, 2002 (such Registration Statement, as amended to the date hereof, herein called the "Registration Statement"). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated March 26, 2002 (the "Base Prospectus"), and the related Prospectus Supplement dated September 24, 2002 (the "Prospectus Supplement"), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the "Prospectus").

         In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

         Based upon the foregoing and in reliance thereon, we are of the opinion that:

         Assuming (1) an election will be properly made to treat the assets of the Trust Fund (as defined in the Pooling and Servicing Agreement) as a "real estate mortgage investment conduit" (REMIC) for federal income tax purposes, (2) compliance with all provisions of the Pooling and Servicing Agreement, and (3) continuing compliance with the applicable provisions of the Internal Revenue Code of 1986 (the "Code") as it may be amended from time to time and any applicable Treasury regulations adopted thereunder, the Trust Fund will qualify as a REMIC within the meaning of Section 860D of the Code, each of the Certificates, other than the Class I-A-R Certificates, issued pursuant to the Pooling and Servicing Agreement will represent a "regular interest" in a REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class I-A-R Certificates will represent the sole "residual interest" in the REMIC within the meaning of Section 860G(a)(2) of the Code.

         Our opinion is based upon our interpretations of current law, including court authority and existing final and temporary Treasury regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinion is intended to be implied or may be inferred beyond that expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matters addressed therein will be properly presented to the applicable court. We must note that our opinion represents merely our best legal judgment on the matter presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Service any court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of

                                   EXH. 8.2-2

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the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

         We express no opinion as to the laws of any jurisdiction other than the laws of the United States.

                                        Respectfully submitted,

                                        /s/  Andrews & Kurth L.L.P.
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                                   EXH. 8.2-3